FOR IMMEDIATE RELEASE:             March 28, 2003
                                   Contact:  Rosemarie Faccone
                                   732-577-9997


     UNITED MOBILE HOMES, INC. REPORTS YEAR-END EARNINGS


      FREEHOLD, NEW JERSEY, March 28, 2003. . . . . . United
Mobile Homes, Inc. (AMEX:UMH) reported net income of $6,512,000 or $.86 a share for the year ended December 31, 2002, as compared to net income of $5,550,000 or $0.74 a share for the year ended December 31, 2001.

      A summary of significant financial information for the years ended December 31, 2002 and 2001, and for the quarters ended December 31, 2002 and 2001, is as follows:

                          For the Years Ended December 31,
                                   2002            2001

Total Revenues                  $29,424,000    $ 26,882,000
Total Expenses                  $23,576,000    $ 21,304,000
Net Income                      $ 6,512,000    $  5,550,000
Net Income Per Share            $      0.86    $       0.74
Weighted Average Shares
  Outstanding                   7,600,000      7,458,000


                                   (Continued on next page)


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                          For the Three Months Ended December 31,
                                   2002           2001

Total Revenues                  $6,980,000     $6,482,000
Total Expenses                  $6,007,000     $5,679,000
Net Income                      $1,646,000     $  789,000
Net Income Per Share            $     0.22     $     0.10
Weighted Average Shares
Outstanding                     7,643,000      7,516,000


     United Mobile Homes, Inc., a publicly-owned real estate investment trust, owns and operates twenty-five manufactured home communities located in New York, New Jersey, Pennsylvania, Ohio and Tennessee. In addition, the Company owns a portfolio of REIT securities.